Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-214320 and 333-237106) of Adient plc of our report dated June 22, 2020 relating to the consolidated financial statements of Yanfeng Adient Seating Co., Ltd., which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers Zhong Tian LLP
PricewaterhouseCoopers Zhong Tian LLP Shanghai, the People’s Republic of China

June 22, 2020